Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts”, and to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-259498) of Skillful Craftsman Education Technology Limited of our report dated August 16, 2024, with respect to the consolidated financial statements of Skillful Craftsman Education Technology Limited as of March 31, 2024 and 2023, which appears in Skillful Craftsman Education Technology Limited’s Annual Report on Form 20-F as of and for the years ended in March 31, 2024 and 2023.

/s/ TPS Thayer, LLC

Sugar Land, Texas

August 8, 2025